                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-78909


                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)

                                 $850,000,000

                          [CITRIX LOGO APPEARS HERE]

           Zero Coupon Convertible Subordinated Debentures Due 2019

                               -----------------

     This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

     The prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                               Principal Amount at                                               Number of
                                              Maturity of Debentures               Percentage of                 Conversion
                                              Beneficially Owned That               Debentures                 Shares That May
Name                                                May Be Sold                     Outstanding                    Be Sold
----                                                -----------                     -----------                    -------
CIBC World Markets International                    $ 2,500,000                         0.29%                       17,576
Arbitrage Corp.

Any other holder of Debentures or future            $90,997,000                        10.71%                      639,796
  transferee from any such holder


                              -------------------

         The Date Of This Prospectus Supplement Is September 8, 1999.